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                                                                    EXHIBIT (14)

Dear Fellow Employees,

Since 1902, Russell Corporation has worked hard to maintain the respect and trust of our consumers, our business partners and the communities where our employees live and work. We are proud of the reputation Russell has developed for our brands, our operations and our people. Today, more than ever, our reputation is an asset that we need to protect and enhance.

We have a commitment to the highest standards of business ethics for all of our locations and business partnerships around the world. A key element of our success to date, and for the future, is operating with integrity in every aspect of our business. We cannot and will not compromise on sound standards of ethical behavior, even if an action is based on a sincere belief that it might actually help us improve our financial performance. Each of us must place a high value on honesty, fair dealings and ethics.

Attached is a brochure designed to help you understand what Russell Corporation expects of you. It does not cover every ethical issue, but the basic concepts are there that set the standards for our commitment to integrity. If an action seems questionable or is not covered in the information, then seek guidance from your manager. You may also contact the Corporate Legal Department, Internal Audit or call our confidential toll-free PRIDE hotline at 877-774-3367.

We ask you to be sensitive to situations that could result in illegal, unethical or improper actions. You also should be alert to activities that even look improper. We need your efforts and your support. Additionally, we encourage you to communicate any possible violations of our ethical principles and business practices through the PRIDE hotline at 877-774-3367.

Russell Corporation's reputation is in our hands and the company's success depends on each of us. Acting with integrity is not only the right thing to do, it makes good business sense. Our employees and our shareholders are relying on us to do the right thing and I know I can count on you to do your part.

                                    Jack Ward

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                                Table of Contents

Message from the Chairman

Introduction
         Consequences of Violation
         Obligation to Report Violations
         Contact Information for Reporting Violations
         No Retaliation for Reporting
         False Reporting of Possible Violations

Our Commitments

Your Responsibilities

Our Responsibility to Our Business Partners
         Sales and Marketing
         Purchasing Practices
         Gifts, Favors and Entertainment
         Fair Competition, Trade Regulations and Antitrust

Our Responsibility to Russell Corporation and our Stockholders
         Conflicts of Interest
         Dealings with Suppliers and Customers
         Dealings with Competitors
         Opportunities Resulting from Employment
         Inside Information and Securities Trading
         Confidential Information
         Accurate Books and Records
         Protecting Russell's Assets
         Company Funds
         Computer Systems
         Electronic Communications Systems

Our Responsibility to Each Other
         Fair Treatment
         Diversity
         No-Harassment and No-Discrimination
         Work Place Safety and Health
         Employee Privacy
         Drug-Free Workplace

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Our Responsibility to the Community and as a Global Company
         Applicability of Laws
         Community Involvement and Commitment
         The Environment
         Individual Political Activities
         Company Political Activities
         International Business Transactions

Conclusion

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                                  INTRODUCTION

               RUSSELL CORPORATION'S BUSINESS CONDUCT GUIDELINES

THE BUSINESS CONDUCT GUIDELINES CONTAINED IN THIS BOOKLET ARE THE FOUNDATION ON WHICH RUSSELL CORPORATION WILL CONTINUE TO BUILD ITS BUSINESS AROUND THE WORLD. YOU ARE RESPONSIBLE FOR CONDUCTING YOURSELF AS A RUSSELL EMPLOYEE IN ACCORDANCE WITH THEM.

CONSEQUENCES OF VIOLATION OF THE BUSINESS CONDUCT GUIDELINES

Subject to applicable law and agreements, if you are found to have violated any of the Business Conduct Guidelines, you will be subject to disciplinary actions that can include written reprimands, suspensions from employment with or without pay, demotion, reduction in pay and even including termination of employment. Such disciplinary action will follow an investigation of alleged violations and will be taken in compliance with applicable employment and labor laws.

OBLIGATION TO REPORT POSSIBLE VIOLATIONS OF GUIDELINES

You should be alert and sensitive to situations that could result in actions by you or others that might violate national or local laws, or the standards of conduct set forth in this statement of the Business Conduct Guidelines. If you believe your own conduct or that of a fellow employee may have violated any such laws or any standards of conduct, you have an obligation to report the matter.

Generally, you should raise your concerns first with your immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or you do not believe the supervisor has dealt with the matter properly, you should raise the matter with human resources, internal audit or the legal department. The matter will be treated on a confidential basis.

You may also report a possible violation directly to the Russell legal department at the following address and contact numbers.

THE MOST IMPORTANT POINT IS THAT POSSIBLE VIOLATIONS NEED TO BE REPORTED.

CONTACT INFORMATION FOR REPORTING VIOLATIONS

Russell Corporation              1-877-774-3367   Toll Free
                                 1-678-742-8104   General Counsel
Legal Department                 1-678-742-8514   Fax
3330 Cumberland Boulevard
Suite 800                        [Collect calls will be accepted from overseas]
Atlanta, GA 30339

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NO RETALIATION FOR REPORTING POSSIBLE VIOLATIONS

If you report an ethical or legal concern that you believe in good faith may violate the Business Conduct Guidelines, you will not be subject to retaliation. Any employee responsible for retaliation in any form, including, but not limited to, derogatory comments against an individual who in good faith reports a known or suspected violation, will be subject to disciplinary action.

FALSE REPORTING OF POSSIBLE VIOLATIONS

Under no circumstances will you be subject to any disciplinary or retaliatory action for filing a good faith report of a potential violation that is later determined not to have been a violation. However, Russell Corporation will not tolerate the filing of knowingly false or malicious reports and, if you do so, you will be subject to appropriate disciplinary action.

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                                 [RUSSELL LOGO]

                                     Russell

OUR COMMITMENTS

There are five key relationships in the business of Russell Corporation. These relationships involve customers, suppliers, fellow employees, shareholders and the communities in which we operate. All employees participate in one way or another in these relationships. The following commitments serve as broad ideals for shaping these relationships.

         - To our customers we will be attentive and strive to maximize the value and quality of our products and services.

         - To our suppliers we will be the best customer we can be and will emphasize fair competition and relationships built on trust.

         - To each other, as employees, we will treat one another fairly and with the dignity and respect due all human beings.

         - To our shareholders we will pursue our growth and earnings objective while always keeping ethical standards at the forefront of our activities.

         - To the many communities of which we are a member, we will act as responsible and responsive corporate citizens and in a moral and ethical manner.

We fulfill these commitments by following our Business Conduct . These Guidelines describe the ethical and legal responsibilities of all Russell employees as you conduct business on the company's behalf. The Business Conduct Guidelines are not an express or implied contract of employment and do not create any right in the nature of an employment contract.

This booklet is a guide and a resource to point you in the right direction and to allow you to make mid-course corrections and rethink what you are doing. It is intended to make you aware of significant legal and ethical issues that may cross your path in the course of your work for Russell. It is not a comprehensive document compiling all Russell policies, but a summary of key values that are the foundation of the Russell Way.

As you read the Business Conduct Guidelines and apply them to your work and daily responsibilities, ask yourself the following questions:

- Are the actions you are about to take for Russell legal? If not, don't do them. It's as simple as that.

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-        Does the proposed action violate company policy? Is it consistent with
         Russell's values?

- What will others think if you take these actions? Could you justify them to your supervisor, your family, or to the news media?

- How will your actions affect other Russell employees, our customers, our business partners or the communities where Russell does business?

-        How does it affect Russell and its future?

- How does your conscience feel about the actions? What would a trusted friend think?

-        Will you sleep soundly tonight? How will you feel about yourself?

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Your responsibility

AS A RUSSELL EMPLOYEE, YOU ARE EXPECTED TO EXEMPLIFY THE HIGHEST STANDARDS OF ETHICAL BUSINESS CONDUCT AND ENCOURAGE DISCUSSION OF THE ETHICAL AND LEGAL IMPLICATIONS OF BUSINESS DECISIONS WITH YOUR FELLOW EMPLOYEES.

Managers have an additional responsibility to create and sustain a work environment in which employees, consultants, contractors, contract workers and all business partners know that ethical and legal behavior is expected of them.

You are responsible for ensuring that our Business Conduct Guidelines are communicated to all those who work for you. You are also responsible for ensuring that employees who need additional information in order to do their jobs, such as information regarding environmental health and safety, trade regulations or international business practices, receive appropriate policies and training.

You must also be careful not to hire or delegate authority to any individual that you have reason to believe has a tendency to engage in unlawful conduct or unethical activities or who does not live up to the core values of Russell Corporation.

Our Responsibility to Our Business Partners

OUR SUCCESS DEPENDS ON MAINTAINING STRONG RELATIONSHIPS WITH OUR CUSTOMERS, SUPPLIERS AND OTHER BUSINESS PARTNERS. THIS PARTNERSHIP ALLOWS US TO PROVIDE THE HIGH QUALITY PRODUCTS AND VALUE THAT OUR CONSUMERS DEMAND AND THAT IS THE FOUNDATION OF OUR SUCCESS.

BUSINESS PARTNER GUIDELINES

Russell Corporation will only do business with vendors and suppliers that share the company's adherence to high legal, ethical and moral standards. Russell's goal is to create and encourage the creation of model operations that provide good jobs at fair wages and also improve conditions in their communities.

All suppliers, joint ventures and other business partners are expected to comply with the Business Conduct Guidelines and to assure compliance in all contracting, subcontracting or other relationships. Russell believes it is effectively exercising its economic leverage with business partners to encourage their full compliance with laws designed to protect their employees and to support the highest standards of business conduct.

Additional guidance and details for our business partners are included in the Business Partner Guidelines and the International Operating Principles.

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SALES AND MARKETING

Russell will compete for business aggressively and honestly. Marketing of products should be based on quality, durability, distinctiveness, brand recognition, fair pricing and promotional programs, and honest advertising practices. Product, service and price attributes must not be misrepresented.

PURCHASING PRACTICES

All purchasing decisions must be made based on the value received by Russell. This policy extends to services such as banking, auditing, legal, advertising, and construction/maintenance, as well as to purchasing goods used by Russell business units. If you are responsible for making purchasing decisions, you should attempt to obtain the best terms for Russell through firm and professional means, while at the same time conducting your negotiations in an ethical manner.

All purchases, whether of capital assets, services, supplies, materials or inventory items, and regardless of dollar value, should be researched and priced on a regular basis to ascertain that Russell Corporation is receiving the best value. While value for purchases of commodity items will most often be determined by price alone, overall value is determined as the best mix of quality, service, convenience and price. Purchases in excess of $1,000, but less than $3,000, should be supported by evidence, such as a notation of a phone quote or reference to catalog listings, that value was considered.

All purchases over $3,000 must be supported by multiple, documented bids, in accordance with the established policies and procedures, indicating that the purchasing decision adequately considered all pertinent circumstances, including but not limited to vendor qualification, customer service and reliability, product or service availability, suitability, and price. . Any exception to this bidding requirement requires the approval of the Corporate CFO.

Russell Corporation will only do business with vendors and suppliers that share the company's adherence to high legal, ethical and moral standards as evidenced by our operating principles, Business Conduct Guidelines and company policies. Vendors with an active diversity program may be given preference in the decision making process

All purchases, other than minor purchases of supplies, are to be supported by a properly completed and approved purchase order, prior to commitment being made of the behalf of Russell. Minor purchases of supplies and other items should be made using the Company purchasing card system.

You should ensure that personal, family, or other long-term relationships do not influence or appear to influence your objective business decisions. Obtaining competitive bids, verifying quality and service claims on a regular basis and confirming the financial and legal condition of the supplier are all important steps in good purchasing decisions. Agreements with vendors should be in writing and should clearly specify the terms and

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conditions of the order, including payment terms. Prices of goods and services obtained should be reasonable and commensurate with industry standards, local market conditions and with the value received. Vendor selection should be based on value, with due consideration given to service and reliability, not on relationships

GIFTS, FAVORS AND ENTERTAINMENT

In many industries and countries, gifts and entertainment are used to strengthen business relationships. Throughout the global community in which Russell operates, one principle is common and clear:

NO GIFT, FAVOR, OR ENTERTAINMENT SHOULD BE ACCEPTED OR PROVIDED IF IT WILL OBLIGATE, OR APPEAR TO OBLIGATE, THE RECIPIENT.

You may provide gifts or entertainment if they are reasonable complements to business relationships, of modest value, and not against local law or the policy of the recipient's company.

GIFTS TO ANY GOVERNMENT OFFICIALS REQUIRE ADVANCE CONSULTATION WITH AND APPROVAL FROM THE RUSSELL LEGAL DEPARTMENT.

Requesting or soliciting personal gifts, favors, entertainment, or services is unacceptable. Accepting gifts of cash or cash equivalents is strictly prohibited. Additionally, you may not use your position with Russell to solicit vendors, financial institutions or others to provide preferential treatment to you in your personal capacity.

Any gifts and entertainment, whether provided or accepted, that may appear to be lavish or excessive should be reported to management. You may accept gifts or entertainment of less than $200 if doing so furthers business relationships that may benefit Russell, provided they are modest and not in excess of generally accepted business practices in our industry and in the country where you work. The dollar limitation on gifts and entertainment is to be applied on a cumulative basis over a year's time and across all divisions or units of the donor corporation.

There may be instances where it is in the best interest of the Company to participate in events, trips or other entertainment offered by existing or potential business partners that have a value greater than $200. Any such offers should be discussed with and written approval obtained from the business unit CEO prior to accepting such an invitation.

Recipients of prohibited gifts or favors should let management know and return the gift with a letter explaining Russell Corporation policy. If returning the gift is not practical or if doing so would insult the giver, the gift should be given to the company for company use or for donation to a non-profit group for use in their activities or fund raising purposes.

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FAIR COMPETITION, TRADE REGULATION AND ANTITRUST

Laws governing competition exist in most of the industrialized countries in which Russell does business. Russell will conduct its business in compliance with all applicable fair competition, trade regulation and antitrust laws in the countries where it operates. These laws generally prohibit agreements, actions and practices that may reduce competition without providing benefits to consumers. The basic idea behind these laws is that all companies should compete individually rather than join together in agreements that restrict their individual actions. Russell believes in free and open competition and fully complies with these laws.

There are several issues common to many trade regulations:

- You, on behalf of Russell, may not enter into any formal or informal agreement with a competitor that fixes prices or allocates production, sales territories, products, customers or suppliers.

- You, on behalf of Russell, may not enter into agreements with customers or suppliers that establish the resale price of a product, limit a customer's right to sell a product, condition the sale of products on an agreement to buy other Russell products, or require Russell or its customers or suppler to refrain from buying a competitor's products if such agreements are prohibited in the country where the agreement is proposed.

- Decisions to terminate business relationships, pricing of a product below cost and certain other pricing policies may also be constrained by antitrust laws.

More detailed information about the laws of specific locations and countries is available from the Legal Department.

YOU SHOULD CONSULT WITH THE LEGAL DEPARTMENT BEFORE UNDERTAKING ANY ACTION OF COMPETITIVE SIGNIFICANCE.

Trade regulations or antitrust laws adopted by one country may also apply to international operations and transactions related to imports to or exports from, other countries. This is particularly true as the economies of different countries become more interrelated due to worldwide sourcing of raw materials and finished goods by many of our partners who operate worldwide.

You should never exchange information with competitors regarding pricing, marketing, production or customers without consulting with the legal department. The penalties for violation, of antitrust laws in particular, can be quite severe and include substantial monetary fines to Russell and monetary fines and prison terms for individual who were involved in the improper actions. The cost to Russell's reputation and to the reputation of the individuals is even greater.

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OUR RESPONSIBILITY TO RUSSELL CORPORATION AND OUR STOCKHOLDERS

AS EMPLOYEES, WE HAVE A RESPONSIBILITY TO ENSURE THAT THE BUSINESS OF RUSSELL CORPORATION IS CONDUCTED ACCORDING TO THE HIGHEST ETHICAL STANDARDS. THIS INCLUDES KEEPING ACCURATE RECORDS, PROTECTING CONFIDENTIAL INFORMATION AND AVOIDING CONFLICTS OF INTEREST.

CONFLICTS OF INTEREST

YOU ARE EXPECTED TO CONDUCT YOURSELF IN ACCORDANCE WITH THE HIGHEST STANDARDS OF INTEGRITY, HONESTY AND FAIR DEALING TO PREVENT A CONFLICT BETWEEN THE INTEREST OF RUSSELL AND YOUR PERSONAL INTERESTS.

Likewise, it is the responsibility of Russell to conduct all its business in accordance with all laws and in conformity with the highest ethical standards. Any situation that creates or appears to create a conflict of interest between your personal interest and the interest of Russell must be avoided. Actions must be based on sound business judgment, not motivated by personal interest or gain.

As with many issues, the best way to avoid embarrassing conflict on interest situations is to disclose any circumstances that have the potential to be misinterpreted by others, including other employees, customers, suppliers and the public.

         WHAT IS A CONFLICT OF INTEREST?

         A conflict of interest occurs whenever you permit the prospect of direct or indirect personal gain to improperly influence your judgment or actions in conducting Russell business. A conflict of interest also arises when you use confidential Russell information for personal or family gain. While it is not practical to specify every action that might create a conflict of interest, the following situations create potential conflicts of interest and should be avoided.

         OUTSIDE EMPLOYMENT: A conflict of interest may exist when you, or one of your close family members, directly or indirectly, serves as a director, officer, employee, consultant, or agent of an organization that is a competitor of Russell, or that has current or prospective business with Russell as a supplier, customer, or contractor. Similarly, a conflict of interest may exist when you undertake to engage in an independent business venture or to perform work or services for another business venture or to perform work or services for another business or

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         other organization to the extent that the activity prevents you from devoting the necessary time and effort to your duties with Russell.

         EMPLOYEES MAY NOT WORK FOR OR RECEIVE PAYMENTS FOR SERVICES FROM ANY BUSINESS ENTITY WHERE THE APPEARANCE OF A CONFLICT OF INTEREST WOULD RESULT. NEITHER SHOULD YOU PERFORM SERVICES FOR AN ENTITY THAT WOULD REFLECT ADVERSELY UPON THE INTEGRITY OF RUSSELL.

         DEALINGS WITH SUPPLIERS AND CUSTOMERS: You are expected to maintain impartial relationships with Russell's suppliers, customers and business partners. You must be motivated solely to acquire goods and services and to make sales and other transactions on terms favorable to Russell Corporation. Care must be exercised to avoid even the appearance of special influence being exerted on behalf of a supplier, customer or business partner due to personal relationships. In addition, you should not have any interest in any supplier, customer or partner of Russell Corporation. An investment in a publicly traded company that is less than 5% of that company's total assets or less that 5% of the total assets of you and/or family members will not be considered a violation of this policy unless such an interest would or would appear to influence your decisions.

         Disclosure should be made where you or an immediate family member has or acquires an interest in a supplier or customer's business.

         DEALINGS WITH COMPETITORS: You should not perform services of any kind for any competitor of Russell. Disclosure should be made if your spouse, children or any other immediate family member performs services for any competitor of Russell.

         OPPORTUNITIES RESULTING FROM EMPLOYMENT: The acquisition by you or any related party of any interest (real estate, patent rights, securities, or any other type of tangible or intangible property) in which Russell has or might have an interest may create a conflict of interest. This occurs when you, without the knowledge and consent of Russell, take for yourself or give to another person or organization the benefit of any business venture, opportunity, or potential opportunity about which you learn or develop in the course of your employment, and which is related to any current or prospective business of Russell. An example of such a situation is if you were to buy a building that you were aware that Russell was considering purchasing for its use.

         INSIDE INFORMATION AND SECURITIES TRADING: It is strictly prohibited for any employee who has material non-public information relating to Russell to buy or sell securities of Russell or engage in any other action to take advantage of, or pass on to others, that information. This also applies to information relating to any other company, including our customers and suppliers. Such information includes

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         financial results, important management changes, and other information that has the potential to affect the stock prices of Russell or another company. Refer to the Company's Insider Trading Policy for additional information.

IF DOUBT EXISTS AS TO WHETHER THE INFORMATION IS MATERIAL OR HAS BEEN RELEASED TO THE PUBLIC, DO NOT TRADE UNTIL YOU HAVE CONSULTED WITH THE LEGAL DEPARTMENT. IN ORDER TO AVOID THE APPEARANCE THAT ANY RUSSELL EMPLOYEE IS TRADING ON INSIDE INFORMATION, EMPLOYEES SHOULD REFRAIN FROM SHORT SALES, OR TRADING IN PUTS, CALLS OR OTHER OPTIONS ON RUSSELL STOCK. EMPLOYEES MAY, OF COURSE, PURCHASE AND TRADE RUSSELL CORPORATION SECURITIES AND EXERCISE OPTIONS GRANTED TO THEM, AS LONG AS THEY ARE NOT BASING DECISIONS ON INSIDE INFORMATION.

CONFIDENTIAL INFORMATION

Proprietary information is information that is the sole property of Russell. Russell proprietary information includes intellectual property, such as ideas for new products and confidential data entrusted to many employees in connection with their jobs as well as financial, performance, research and development ideas or information; manufacturing processes; internal costs; price lists, information about potential acquisitions, divestitures and investments and names of suppliers and customers. It also includes personnel information, medical records and salary data.

You should treat as confidential and safeguard proprietary information at all times by keeping it secure, limiting access only to those who need access to the information in order to do their job, and avoiding discussion of confidential information in public areas, such as while traveling on airplanes, talking in a restaurant or riding in an elevator.

You should always be alert to inadvertent disclosures that may arise in either social conversations or in normal business relationships with our supplier or customers. Please refer to the Confidentiality Policy of Russell for additional information.

ANY DISCLOSURE OF RUSSELL'S TRADE SECRETS OR CONFIDENTIAL INFORMATION OUTSIDE OF THE COMPANY REQUIRES THE PARTY RECEIVING THE CONFIDENTIAL INFORMATION TO FIRST SIGN A CONFIDENTIALITY OR NONDISCLOSURE AGREEMENT. THE LEGAL DEPARTMENT CAN HELP YOU PREPARE SUCH AN AGREEMENT.

When Russell provides information to the news media, securities analysts and stockholders it has an obligation to accurately and completely report all related material facts. In order to ensure that Russell complies with its obligations, employees receiving inquiries regarding Russell's activities, results, plans or its position on public issues should refer the request to the designated business unit or corporate spokesperson. Please refer to the Corporate Disclosure Policy for additional information

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ACCURATE BOOKS AND RECORDS

All financial books, records and accounts must accurately reflect transactions and events, conform both to generally accepted accounting principles and Russell's system of internal controls, and be created with care and honesty. Undisclosed or unrecorded funds or assets are not allowed.

Sound business decisions are based on reliable information. You should never create or participate in the creation of any records that are intended to mislead anyone or conceal anything that is improper. This policy applies not only to financial and accounting records, but also to any and all records kept pursuant to legal requirements and/or Russell policy, including production, inventory, and quality.

You should not make false claims on an expense report or time sheet, falsify quality or safety results, record false sales or record them early, understate or overstate known liabilities and assets, or defer recording items that should be expensed. No entry may be made that intentionally hides or disguises the true nature of any transactions. If you are uncertain about the validity of an entry or process, you are expected to consult your supervisor, the chief financial officer, internal audit, or the legal department.

PROTECTING RUSSELL'S ASSETS

As an employee, you are entrusted with numerous company assets and have a responsibility to ensure that Russell assets and resources are used only for ethical, legal, and proper purposes that directly benefit Russell. Company resources should be used only to conduct company business or for purposes authorized by management. This includes not only cash and financial assets, but also assets like plant and equipment, inventory, supplies and resources such as time, material, equipment, or our extremely valuable proprietary information.

COMPANY FUNDS

You are personally accountable for Russell funds over which you have control. If you are responsible for handling company revenues and associated records, you are also responsible for their safekeeping and should follow all Russell procedures. When you spend company funds, or your personal funds for which you will be reimbursed later, you should always be sure that Russell receives proper value in return and you should obtain appropriate receipts to document the expenses. When you approve or certify the correctness of an expense report, purchase order, voucher or payment, you should have personal knowledge that the purchases and amounts are proper.

COMPUTER SYSTEMS

Computer systems are essential for the daily operations of Russell businesses. They help us operate our plants; maintain records of company activities, assets and revenues; and

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communicate with each other around the world. Accordingly, you must observe the internal controls, security procedures and other safeguards that Russell has established to protect its hardware, software and the data stored in Russell computer systems. These safeguards include protecting computer systems against theft fire and other damage, viruses, alteration of data, and unauthorized access. You should report immediately to your supervisor or personnel in your information services department any violations of computer system security.

You must also observe copyright restrictions on the use of software and associated documentation. Unlicensed use of software on Russell computer systems is prohibited.

ELECTRONIC COMMUNICATIONS SYSTEMS

Russell provides voice and electronic mail systems and access to the Internet to many of you to assist you in the conduct of Russell business. All telephone systems, computers and the data stored on them are the property of Russell Corporation. This includes any messages that you send or receive. Russell reserves all rights, to the fullest extent permitted by law, in respect to such messages.

The voice and electronic mail systems and access to the Internet are intended to be used in the conduct of Russell's business. Occasional personal use is acceptable provided that the employee's manager has approved such use and the Company's computer resources are being used in a manner consistent with the spirit and intent of this policy. Company computer resources may not be used for personal gain or profit and may not result in misuse of work-time. Similarly, Company computer resources may not be used in a manner that is unprofessional or unethical or in any way compromises the Company or its business reputation.

Please see the Russell Internet/telephone Usage Policy for details.

OUR RESPONSIBILITY TO EACH OTHER

We have a responsibility to each other to create and maintain a work environment where we can all contribute effectively to Russell's growth and success and where we can pursue our individual career goals.

FAIR TREATMENT

RUSSELL IS FIRMLY COMMITTED TO THE FAIR AND EQUITABLE TREATMENT OF ALL ITS EMPLOYEES AND QUALIFIED APPLICANTS FOR EMPLOYMENT. ALL APPLICANTS AND EMPLOYEES ARE JUDGED BY THEIR QUALIFICATIONS, DEMONSTRATED SKILLS AND ACHIEVEMENTS.

Russell strictly prohibits discrimination with regard to race, color, national origin, religion, gender, age, sexual orientation or disability. Russell Corporation will comply

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with all in-country laws, including those regulating working hours, child labor, worker's rights and wages and benefits, in every country in which we operate.

DIVERSITY

WE WILL ACTIVELY RESPECT, PROMOTE AND MANAGE DIVERSITY WITHIN OUR WORKFORCE AND CREATE A FAIR AND EQUITABLE CULTURE IN WHICH EVERY MEMBER OF OUR GLOBAL TEAM REINFORCES OUR VALUES AND CONTRIBUTES TO ACHIEVING OUR BUSINESS GOALS.

At Russell, "Our Diversity is Our Success". To us, diversity is a collection of people, functions, teams, processes and qualities characterized by both differences and similarities.

NO-HARASSMENT AND NO-DISCRIMINATION

RUSSELL EMPLOYEES HAVE THE RIGHT TO WORK IN AN ENVIRONMENT THAT IS FREE FROM INTIMIDATION AND HARASSMENT. VERBAL OR PHYSICAL CONDUCT BY ANY EMPLOYEE THAT HARASSES ANOTHER OR DISRUPTS ANOTHER'S WORK PERFORMANCE OR CREATES AN INTIMIDATING, OFFENSIVE, ABUSIVE, OR HOSTILE WORK ENVIRONMENT WILL NOT BE TOLERATED.

Sexual harassment is expressly prohibited and Russell will take all steps necessary to prevent it from occurring in its workplaces. Sexual harassment consists of unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature.

If you believe that you are subject to such conduct, you should bring such activity to the attention of the company. All employee complaints of such conduct will be investigated promptly. Employees, who are found to have engaged in harassment or discrimination, or to have misused their positions of authority in this regard, are subject to disciplinary measures, including dismissal.

Also, please refer to Russell's No-Harassment and No-Discrimination Policy for details.

WORK PLACE SAFETY AND HEALTH

Russell is committed to providing a safe and healthy work environment. Every facility is required to have a safety program in place that includes appropriate training and meets applicable laws and government standards, as well as Russell's own high standards.

To support this commitment, you are responsible for complying with the safety and health rules and practices that apply to your job. You are also responsible for taking precautions necessary to protect yourself and your co-workers. This includes immediately reporting accidents, injuries and unsafe practices or conditions. Russell will take appropriate and timely action to correct known unsafe conditions.

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Some other activities that are prohibited because they clearly are not conducive to a safe and healthy environment are: (1) threats, (2) violent behavior, (3) possession of weapons of any type and (4) the use, distribution, sale or possession of illegal drugs as described below.

EMPLOYEE PRIVACY

Russell collects or maintains personal information which relates to your employment, including medical and benefit information. Access to such information is restricted to people with a need to know. Personal information is released outside of Russell only with employee approval, except to verify employment or in response to appropriate investigatory or legal requirements.

DRUG-FREE WORKPLACE

Russell is concerned about the effects of drug and alcohol abuse upon the health and safety of its employees. No alcoholic beverages of any kind are allowed on Russell property other than at approved, company-sponsored events and locations.

We recognize that alcoholism and the abuse of drugs leads to increased accidents and medical claims and can lead to the destruction of an employee's health as well as adversely affecting his or her family life. Employees who abuse drugs and alcohol are not only a danger to themselves but to their fellow employees as well.

In light of these concerns, Russell intends to maintain a workplace free of problems associated with the abuse of drugs and alcohol. Illicit drugs or alcohol may not be brought onto Russell property or the property of any Russell customer. In addition, no one employed by or representing Russell may come onto Russell property or the property of a Russell customer with any level of illicit drugs in their body system. Russell employees will be subject to drug testing under specific circumstances.

OUR RESPONSIBILITY TO THE COMMUNITY AND AS A GLOBAL COMPANY

Russell Corporation actively seeks opportunities to contribute to the communities in which we do business, and to improve the environment that sustains us all.

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APPLICABILITY OF UNITED STATES AND OTHER NATION'S LAWS TO OPERATIONS IN OTHER
COUNTRIES

Russell is a global company and a member of the global society. As a result, the Business Conduct Guidelines apply to all business activities of Russell in all countries. Most countries have laws that address the subjects covered in the Business Conduct Guidelines. Russell's principles are subject to the particular provisions of the applicable law in the nation where you work as a Russell employee. Additionally, certain federal laws of the United States apply to Russell activities wherever conducted throughout the world.

While you may not understand why a particular Global Business Standard applies to your business that is operating outside of the United States, you must understand that Russell Corporation has a legal obligation to comply with these laws. As a Russell employee, you are expected to assist the company in doing so.

Similarly, there may be laws of the European Union or other nations that have extra-territorial application to Russell operations outside of the nation that has adopted the laws. Russell Corporation, as a global company, recognizes its obligation to comply with such laws and you are also expected to assist the company in doing so.

The Russell Legal Department is the source for information about laws applicable to your business and can provide an explanation of actions you need to take to be in compliance with those laws.

OUR FIRST AND MOST IMPORTANT OBLIGATION IS TO OBEY THE LAWS OF THE COUNTRIES AND COMMUNITIES WHERE WE DO BUSINESS.

Any case of noncompliance with applicable law may subject the employee to disciplinary action. The fact that in some jurisdictions certain standards of conduct are legally prohibited, but the prohibitions are not enforced in practice, or their violation is not subject to public criticism or censure, will not excuse an illegal action by a Russell employee.

COMMUNITY INVOLVEMENT AND COMMITMENT

Russell is proud of its commitment to the economic and social development of the locations where we have operations. We strongly encourage each of our facilities to become actively involved in the life of the community by sponsoring and participating in initiatives for the betterment of the quality of life. Russell Corporation supports the efforts of Russell employees for charity and the voluntary charitable leadership offered by many Russell employees around the world. No one in the company, however, may bring undue pressure on another employee to contribute to a charitable organization.

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THE ENVIRONMENT

Russell is committed to protecting the quality of the environment around the world through sound environmental management. Russell Corporation will meet or exceed applicable environmental laws and regulations applicable to its operations in all locations.

INDIVIDUAL POLITICAL ACTIVITIES

Russell respects the right of each of its employees to participate in the political process and to engage in political activities of his or her choosing. While involved in personal civic and political affairs, however, you must at all times make clear that your views and actions are your own, and not those of Russell Corporation. You may not use Russell resources to support your choice of political parties, causes or candidates. You should not use work time to promote your political views or subject your co-workers to discussions about your political views.

COMPANY POLITICAL ACTIVITIES

Contributions by corporations to political parties and individual candidates are regulated in many countries. In the United States, corporations may not make contributions to candidates for federal offices -- President, Senator or Congressman. State and local laws permit corporations to make contributions to state and local political parties and individual candidates, but in many cases impose specific limitations on the amount and type of permitted contributions.

The sensitivity of political contributions and the potential for illegal acts or the appearance of improper behavior is such that you may not cause Russell Corporation to make contributions for political candidates or campaigns (whether financial or in kind donations of company products or use of company assets), even where permitted by law, unless you have obtained the prior written approval of the legal department.

Lobbying activity on behalf of the interest of Russell is permitted, but highly regulated by law. Employees who communicate with government officials and employees on issues that affect Russell should contact the legal department to ensure that such activities fully comply with the law and that Russell's lobbying efforts are coordinated.

INTERNATIONAL BUSINESS TRANSACTIONS

The conduct of trade for all Russell business units is governed by the laws of the United States and other jurisdictions. This section will briefly identify a few of the United States laws applicable to international trade. You and agents acting for Russell on your behalf shall comply with the ethical standards and applicable legal requirements of each foreign country in which business is transacted. Questions related to these and all other laws applicable to international trade should be directed to the legal department.

ANTIBOYCOTT LAWS: United States law prohibits you from cooperating in any way with a boycott of countries friendly to the United States if the boycott is not sanctioned by the United States government. The largest international boycott today is the boycott of Israel by certain countries and the related blacklist of companies doing business with Israel.

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You must be alert to requests for any information about Russell, its shareholders, officers and employees, from a customer or supplier because such information is often sought as a way to identify blacklisted companies. Such requests for information are commonplace in international trade documents such as letters of credit and shipping documents. Not only is furnishing the information illegal, but United States laws require Russell to report the mere request for such information to government agencies. Any request for information or action that seems to relate to this or any other unsanctioned boycott should be forwarded immediately to the legal department.

EXPORT CONTROLS: In general, anything Russell ships out of the United States must be covered by an export license. Export control regulations, however, are quite complex and, if you are involved in export transactions, you must take care to observe all of the requirements of the export control regulations. You also have an obligation to be reasonably alert to situations in which inaccurate information may have been furnished, whether to Russell or to any of our agents, involving the ultimate destination, use or value of the goods.

The definition of export is quite broad and can include conversations of a technical nature with a citizen of another country even though that conversation takes place entirely within the United States. Another example of a possible export would be plant tours where foreign visitors are touring our facilities and could obtain technical information. If there is any doubt as to whether any situation involves an "export" within the meaning of the export control laws, you should consult the legal department.

FOREIGN CORRUPT PRACTICES ACT: The Foreign Corrupt Practices Act prohibits the giving of money or anything of value to a foreign government official for the purpose of influencing a foreign government. Essentially, the Foreign Corrupt Practices Act prohibits bribing any government official. Other laws, as well as Russell's policy, prohibit any commercial bribery of any other nature. Payments that are made to agents or distributors should always be strictly for services rendered, and the amount stated should be reasonable given the nature of the services.

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CONCLUSION

Unless otherwise specifically noted the Business Conduct Guidelines in this booklet apply across Russell Corporation, in all businesses, countries, and regions. The Business Conduct Guidelines do not cover all Russell policies or all laws.

         - If a local Law conflicts with a policy in the Business Conduct Guidelines, you must comply with the law;

         - If a local custom or practice conflicts with one of the Business Conduct Guidelines, you must comply with the Business Conduct Guidelines.

         - Your business or region may have policies and practices which require more of you than is required by the Business Conduct Guidelines, and the same may be true of local law; in all of these instances, you must follow the stricter policy, practice, or law.

THINK OF THE BUSINESS CONDUCT GUIDELINES AS A BASELINE, OR A MINIMUM REQUIREMENT, WHICH MUST ALWAYS BE FOLLOWED. THE ONLY TIME YOU CAN GO BELOW THE BASELINE IS IF A LAW ABSOLUTELY REQUIRES YOU TO DO SO, OR IF RUSSELL CORPORATION'S CHIEF EXECUTIVE OFFICER HAS APPROVED THE EXCEPTION.

Every employee, agent, consultant, independent contractor and representative must read and understand the Business Conduct Guidelines, and must sign the acknowledgment in the front of this booklet.